Exhibit 99.1

PROSPECT ACQUISITION CORP. ANNOUNCES TRUST INVESTMENT DETAILS

STAMFORD, CT, September 29, 2008— Prospect Acquisition Corp. (AMEX:PAX) (the “Company”) announced today details related to its assets being held in trust.  First, the assets, as of September 25, 2008, totaled $248,721,832.70, as compared to $247,000,000.00 at the time of the Company’s initial public offering.  Second, those assets are held in a trust account at JPMorgan Chase, N.A., with Continental Stock Transfer & Trust Company as trustee.  Finally, 100% of these assets are invested in JP Morgan Funds 100% U.S. Treasury Securities Money Market Fund (the “Fund”).  Per the Fund’s prospectus (i) the Fund invests its assets exclusively in obligations of the U.S. Treasury, including Treasury bills, bonds and notes, (ii) the Fund does not buy securities issued or guaranteed by agencies of the U.S. government, (iii) the dollar weighted average maturity of the Fund will generally be 60 days or less, and (iv) the Fund will only buy securities that have remaining maturities of 397 days or less as determined under Rule 2a-7.  JPMorgan Chase Bank acts as custodian for the Fund.

Prospect Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets, which we refer to as our initial business combination, in the financial services industry, which includes investment management firms.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All questions and inquiries for further information should be directed to David A. Minella, Chairman and CEO of the Company. He can be reached via telephone at 203-363-0885.